Exhibit 10(f)

                                DIVERSIFAX, INC.

                               39 Stringham Avenue
                          Valley Stream, New York 11580

                                December 18, 1996

Dr. Irwin A. Horowitz
c/o Diversifax, Inc.
39 Stringham Avenue

Valley Stream, New York 11580

Dear Dr. Horowitz:

     Diversifax, Inc. (the "Company") and you hereby confirm and agree that the loans made by you through November 30, 1996 totalling approximately $1,063,000 shall remain interest free and shall not become due and payable until December 2, 1997, at which time such loans shall become due and payable on demand.

     In consideration therefor, the exercise price of the warrants to purchase 427,520 shares of the Common Stock, par value $.001 per share, of the Company ("Common Stock") granted to you on August 16, 1996, as well as of the options to purchase 750,000 shares of Common Stock granted to you pursuant to your employment agreement with the Company, have been reduced to $2.375 per share. In addition, in consideration therefore, the Company granted to you, on December 17, 1996, incentive options to purchase 38,270 shares of Common Stock, exercisable at $2.613 per share, and non-incentive options to purchase 711,730 shares of Common Stock, exercisable at $2.375 per share.

     To the extent that this agreement is inconsistent with that letter agreement between you and the Company, dated August 15, 1996, the terms of this agreement shall supersede such prior agreement.

                                Very truly yours,

                                DIVERSIFAX, INC.

                                By: /s/ Kenneth Ross Wolfe
                                    ----------------------
                                Title: Secretary


Agreed to and accepted
as of the date first
set forth above:

/s/ Irwin A. Horowitz
---------------------
Irwin A. Horowitz